Exhibit 99.2

NOTHING IN THIS ANNOUNCEMENT CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.  THE CONSENT SOLICITATION IS MADE FOR THE SECURITIES OF A COMPANY OUTSIDE THE U.S.  THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS (IF ANY) OF A COUNTRY OTHER THAN THE U.S. THAT ARE DIFFERENT FROM THOSE OF THE U.S.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE U.S. FEDERAL SECURITIES LAWS, SINCE VAB BANK IS LOCATED IN A COUNTRY OTHER THAN THE U.S., AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A COUNTRY OTHER THAN THE U.S.  YOU MAY NOT BE ABLE TO SUE A COMPANY OUTSIDE THE U.S. OR ITS OFFICERS OR DIRECTORS IN A COURT OUTSIDE THE U.S. FOR VIOLATIONS OF THE U.S. SECURITIES LAWS.  IT MAY BE DIFFICULT TO COMPEL A COMPANY OUTSIDE THE U.S. AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

16 June 2014

PUBLIC JOINT STOCK COMPANY “VSEUKRAINSKYI AKSIONERNYI BANK”
(“VAB BANK” OR THE “BORROWER”)

COMMENCES A CONSENT SOLICITATION IN RELATION TO THE OUTSTANDING U.S.$125,000,000 10.50 PER CENT. LOAN PARTICIPATION NOTES DUE 2014
(OF WHICH U.S.$88,252,000 ARE OUTSTANDING)
ISSUED BY, BUT WITH LIMITED RECOURSE TO, VAB FINANCE NO 1 PLC
(THE “ISSUER” OR “LENDER”)
FOR THE SOLE PURPOSE OF FUNDING A LOAN TO VAB BANK

Consent Solicitation

Pursuant to a consent solicitation memorandum dated 16 June 2014 (the “Consent Solicitation Memorandum”), the Issuer, at the request and under the instructions of VAB Bank, announces that it is soliciting consents from Noteholders of the U.S.$125,000,000 10.50% Loan Participation Notes due 2014 (of which U.S.$88,252,000 are outstanding) (ISIN:  XS0303241615) (the “Notes”) issued by, but with limited recourse to, the Issuer, for the sole purpose of funding a loan to VAB Bank, as further described below.  The Issuer, at the request and under the instructions of VAB Bank, is soliciting the approval of the beneficial holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of Noteholders to be held at 4.00 p.m. (London time) on 1 July 2014 (the “Meeting”) to approve certain waivers and amendments (together, the “Proposal”) to (i) the terms and conditions of the Notes (the “Conditions”), (ii) the loan agreement dated 30 May 2007 between the Issuer and VAB Bank relating to the Notes, as amended and supplemented by the supplemental loan agreement dated 22 March 2010 (the “Loan Agreement”), (iii) the trust deed dated 6 June 2007 between the Issuer and the Trustee, as amended and supplemented by the supplemental trust deed dated 29 March 2010 (the “Trust Deed”) and (iv) the agency agreement dated 6 June 2007 entered into between, inter alios, Deutsche Bank AG, London Branch in its capacity as principal paying agent (the “Principal Paying Agent”), Credit Suisse AG in its capacity as paying agent (the “Paying Agent”), the Issuer and the Trustee, as amended and supplemented by the supplemental agency agreement dated 29 March 2010 (the “Agency Agreement”). In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, VAB Bank is offering each Noteholder who validly votes in favour of the Extraordinary Resolution no later than 4:00 p.m. (London time) on 20 June 2014 (the “Early Voting Deadline”) (and does not subsequently revoke such vote) (subject to the terms and conditions set out in the Consent Solicitation Memorandum) a consent payment in an amount of U.S.$26.25 per each U.S.$1,000 in principal amount of the Notes (the “Consent Payment”) payable on the Settlement Date.

Unless the context otherwise requires, the terms defined in the Consent Solicitation Memorandum are used herein as so defined.

Results of the Earlier Noteholders’ Meeting

Pursuant to the notice to Noteholders dated 16 May 2010 the Issuer called a meeting of Noteholders to consider the Extraordinary Resolution described in the consent solicitation memorandum dated 16 May 2014. The proposed Extraordinary Resolution was not passed at the meeting of Noteholders held on 2 June 2014.

Recent Developments

In the first five months of 2014, VAB Bank’s liquidity situation deteriorated as a result of the financial crisis and the economic uncertainty surrounding the situation in Ukraine, with the outcome that cash and cash equivalents held by VAB Bank decreased to U.S.$113 million as at 1 June 2014. Please refer to the Consent Solicitation Memorandum for further details.

Indicative Terms

Among other things, the Issuer, at the request and under the instructions of VAB Bank, has requested that the Noteholders approve the changes to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement to take effect on the Effective Date and other matters set out below:

1.                            the extension of the final maturity date of the Notes from 14 June 2014 to 14 June 2019;

2.                            the extension of the repayment date of the Loan from 14 June 2014 to 14 June 2019;

3.                            the amendment of the terms of the Notes to provide for the redemption of the Notes in fifteen equal instalments in an amount of U.S.$50 for each U.S.$1,000 of the original principal amount of the Notes due on each interest payment date starting on 14 June 2015 and ending on 14 December 2018 (both dates including), an instalment in an amount of U.S.$100 for each U.S.$1,000 of the original principal amount of the Notes due on 14 March 2019, and the final redemption of the Notes by payment in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Notes due on 14 June 2019, provided that the Issuer shall have an option, which it may exercise on or prior to 31 July 2014 on the basis of instructions from the Borrower, to amend the terms of the Notes to change the date on which the final redemption (or any part thereof) in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Notes is due from 14 June 2019 to any earlier date that is an interest payment date, any such exercise of the option to be subject to delivery by the Issuer (acting on the basis of instructions from the Borrower) of an officer’s certificate confirming the compliance with the criteria set out above on which the Trustee shall be instructed and authorised to rely without independent verification and without any liability on its part;

4.                            the amendment of the Loan Agreement to provide for repayment of the Loan in fifteen equal instalments in an amount of U.S.$50 for each U.S.$1,000 of the original principal amount of the Loan due on each interest payment date starting on 14 June 2015 and ending on 14 December 2018 (both dates including), an instalment in an amount of U.S.$100 for each U.S.$1,000 of the original principal amount of the Loan due on 14 March 2019, and the final repayment of the Loan by payment in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Loan due on 14 June 2019, provided that in accordance with the terms of the Loan Agreement and the Supplemental Loan Agreement applicable to the payment of principal, VAB Bank may be required to make the payments at a specified time prior to the relevant due date, provided that the Borrower shall have an option, which it may exercise on or prior to 31 July 2014, to amend the terms of the Loan Agreement to change the date on which the final repayment (or any part thereof) in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Loan is due from 14 June 2019 to any earlier date that is an interest payment date, any such exercise of the option to be subject to delivery by the Borrower of an officer’s certificate confirming the compliance with the criteria set out above on which the Trustee and the Issuer shall be instructed and authorised to rely without independent verification and without any liability on their part;

5.                            the amendment of the terms of the Notes to (i) decrease the rate of interest on the Notes from 10.5 per cent. per annum to 0 per cent. per annum for the period from 14 March 2014 (including) to 14 June 2014 (excluding); (ii) decrease the rate of interest on the Notes from 10.5 per cent. per annum to 9.0 per cent. per annum for the period from 14 June 2014 (including) to 14 June 2015 (excluding); and (iii) increase the rate of interest on the Notes from 10.5 per cent. per annum to 10.9 per cent. per annum for the period from 14 June 2015 (including) to 14 June 2019 (excluding);

6.                            the amendment of the terms of the Loan to (i) decrease the rate of interest on the Loan from 10.5 per cent. per annum to 0 per cent. per annum for the period from 14 March 2014 (including) to 14 June 2014 (excluding); (ii) decrease the rate of interest on the Loan from 10.5 per cent. per annum to 9.0 per cent. per annum for the period from 14 June 2014 (including) to 14 June 2015 (excluding) ; and (iii) increase the rate of interest on the Loan from 10.5 per cent. per annum to 10.9 per cent. per annum for the period from 14 June 2015 (including) to 14 June 2019 (excluding);

7.                            the amendment of Clause 15.1.3 of the Loan Agreement to provide that neither a failure by VAB Bank to pay principal in respect of the Relevant Subordinated Loans on their stated maturity date nor any default under the 2017 Subordinated Loan Agreement which occurs as a result of such payment failure by VAB Bank nor any default under the 2017 Subordinated Loan Agreement which occurs as a result of a failure by VAB Bank to make any payment in respect of the interest payable with respect to the Loan or the principal of the Loan under the Loan Agreement due on the Original Maturity Date shall constitute an Event of Default under Clause 15.1.3 of the Loan Agreement;

8.                            the Noteholders consent to the waiver of any right to receive interest they may have under the terms of the Notes in respect of the period from 14 March 2014 (including) to 14 June 2014 (excluding) and instruct and authorise the Issuer to irrevocably waive any right it may have under the Loan Agreement to receive interest on the Loan in respect of the period from 14 March 2014 (including) to 14 June 2014 (excluding);

9.                            the Noteholders consent to a waiver of, and instruct the Trustee and the Issuer to waive, any Potential Event of Default or Event of Default which may have arisen or may arise under the Notes or the Loan Agreement as a result of the failure by VAB Bank to make any payment in respect of the interest payable with respect to the Loan or the principal of the Loan under the Loan Agreement and/or failure by the Issuer to make any payment in respect of the interest payable with respect to the Notes or the principal of the Notes on the Original Maturity Date (or such other date on which the Issuer or VAB Bank may be obliged to make the relevant payment), and the Noteholders further consent to a waiver of, and instruct the Trustee and the Issuer to waive, any rights which may arise as a result of occurrence of any such Potential Event of Default or Event of Default, provided, however, that if the Effective Date has not occurred on or before 31 July 2014, such waiver shall cease to apply and Noteholders, the Trustee and the Issuer will be at liberty to exercise such rights and take such proceedings as they are entitled to take in connection with a failure by VAB Bank to pay amounts due under the Loan or a failure by the Issuer to pay amounts due under the Notes, subject to, and in accordance with the Conditions, the Trust Deed, the Loan Agreement and/or any other relevant documents; and

10.                     all other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary or expedient to give full effect to the modifications and waivers set out in paragraphs (1) to (9) above.

In addition to the above, Noteholders will be asked to give their consent to removing the existing Permanent Global Note (as defined in the Trust Deed) from the Common Depositary and replacing it with a new Permanent Global Note reflecting the applicable changes listed above.

Timetable

The following table sets forth certain key dates for the Consent Solicitation, as described in the Consent Solicitation Memorandum:

Event	Date and Time

Early Voting Deadline

Deadline for Noteholders to deliver or procure delivery to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution in order to be eligible to receive the Consent Payment on the Settlement Date.

4:00 p.m. on 20 June 2014

Voting Deadline Deadline for Noteholders to deliver or procure delivery to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution.	4:00 p.m. on 27 June 2014

Noteholders’ Meeting held at the offices of White & Case LLP, 5 Old Broad Street, London EC2N 1DW, United Kingdom	4:00 p.m. on 1 July 2014

Announcement of the results of the Noteholders’ Meeting	2 July 2014

Effective Date

The date when the Amendments contemplated by the Supplemental Trust Deed (including the Amended Conditions), Supplemental Loan Agreement and Supplemental Agency Agreement become effective in accordance with the terms of the relevant documents.

On or about the date when the registration of the Supplemental Loan Agreement with the National Bank of Ukraine (the “NBU”) becomes effective.

Settlement Date The date when the Consent Payment (if any) shall be paid to the eligible Noteholders.

Subject to the Extraordinary Resolution having been passed at the Meeting (and which has not been adjourned) and registration of the Supplemental Loan Agreement by the NBU, VAB Bank will announce the Settlement Date by notice to be sent to Noteholders via the Clearing Systems, provided that the Settlement Date shall not be later than the third Business Day following the date when such registration takes effect.

Rationale for the Offer

Descriptions of the background to the Consent Solicitation and of certain risk factors relating to the Consent Solicitation are set out in the Consent Solicitation Memorandum, a copy of which is available from each of the Tabulation Agent and the Solicitation Agent (as defined below), at the addresses set out below.

Consent Payment

The Consent Payment is being offered to each Noteholder who votes in favour of the Extraordinary Resolution by delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution at the Meeting at which the Extraordinary Resolution is passed, in consideration for, and subject to, the passing of the Extraordinary Resolution, as further described herein.

No Consent Payment will be paid if the Amendments to the Loan Agreement are not registered with the NBU or if the proposed Amendments are not implemented for any other reason.

Subject to the terms and conditions specified in the Consent Solicitation Memorandum, Noteholders who submit valid Electronic Voting Instructions, in favour of the Extraordinary Resolution prior to the Early Voting Deadline and who do not revoke their Electronic Voting Instruction or otherwise make arrangements to abstain from voting in respect of the Extraordinary Resolution or vote against the Extraordinary Resolution will be entitled to receive the Consent Payment on the Settlement Date if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions prior to the Voting Deadline shall not be entitled to revoke such instruction after such time on such date, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b) the relevant Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to the applicable Clearing System. The Consent Payment payable to a Noteholder shall be an amount of U.S.$26.25 for each U.S.$1,000 in principal amount of Notes in respect of which the relevant Noteholder validly submitted Electronic Voting Instructions in favour of the Extraordinary Resolution prior to the Early Voting Deadline and such Electronic Voting Instructions have not been revoked.

If a Noteholder does not vote or votes against the Proposal, they will not be entitled to the Consent Payment.

Noteholders who submit or deliver their Electronic Voting Instructions after the Voting Deadline will not be eligible to vote and Noteholders who submit or deliver their Electronic Voting Instructions after the Early Voting Deadline will not be eligible to receive the Consent Payment.

Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Early Voting Deadline will, if the Extraordinary Resolution is passed, receive the Consent Payment on the Settlement Date.

Noteholders who request issuance of a voting certificate and attend the Meeting in person or appoint a proxy, will not be entitled to receive the Consent Payment even if they vote in favour of the Extraordinary Resolution at the Meeting.

The Consent Payment will be transferred to the Clearing Systems for onward distribution to Noteholders to whom it is payable on the Settlement Date subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms.

Voting and Quorum

Noteholders who wish to vote must do so in accordance with the procedures of the relevant clearing system.  Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent prior to the Voting Deadline.

The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least two-thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note (as defined in the Trust Deed), a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting or adjourned meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed by a majority of not less than three-quarters of the votes cast.

Solicitation Agent and Tabulation Agent

The solicitation agent for the Consent Solicitation is UBS Limited (the “Solicitation Agent”). The tabulation agent for the Consent Solicitation is Lucid Issuer Services Limited (the “Tabulation Agent”). Any questions regarding procedures for the Consent Solicitation or requests for additional copies of the Consent Solicitation Memorandum and related documents, which are available for free and which describe the Consent Solicitation in greater detail may be directed to either of these parties. Contact details of each are provided below.

SOLICITATION AGENT:	TABULATION AGENT

UBS LIMITED 1 Finsbury Avenue London EC2M 2PP United Kingdom Attention: Liability Management Group Telephone: +44 (0)20 7567 0525 E-mail: mark-t.watkins@ubs.com	Lucid Issuer Services Limited Leroy House 436 Essex Road London N1 3QP United Kingdom Attention: Victor Parzyjagla Telephone: +44 20 7704 0880 Facsimile: +44 20 7067 9098 Email: vab@lucid-is.com

None of the Solicitation Agent, the Issuer or the Tabulation Agent are making any recommendation to Noteholders as to whether or not they should provide consents in connection with the proposed amendments and/or to vote in favour of the Extraordinary Resolution.

The Notes may be blocked in the Clearing Systems for the purposes of appointing Proxies (as defined in the Trust Deed) under Block Voting Instructions (as defined in the Trust Deed) until 48 hours before the time fixed for the Meeting and a Noteholder may appoint a Proxy (as defined in the Trust Deed) either under a Block Voting Instruction by delivering written instructions to the Principal Paying Agent or by executing and delivering a Form of Proxy (as defined in the Trust Deed) to the

Specified Office of a Paying Agent (as defined in the Trust Deed), in either case until 48 hours before the time fixed for the Meeting.

The Consent Solicitation is being made solely by means of the related Consent Solicitation Memorandum. Under no circumstances shall this announcement constitute the solicitation of an offer to sell the Notes or any other securities of VAB Bank. It also is not a solicitation of consents to the proposed amendments to the trust deeds applicable to the Notes. No recommendation is made as to whether Noteholders should tender their Notes or give their consent to the proposed amendments.

The Consent Solicitation is not being made in any jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction.

None of the Solicitation Agent, the Tabulation Agent, the Principal Paying Agent, the Paying Agent, the Trustee or the Issuer takes any responsibility for the contents of this announcement and none of the Issuer, VAB Bank, the Solicitation Agent, the Tabulation Agent, the Principal Paying Agent, the Paying Agent, the Trustee or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Solicitation, or any recommendation as to whether Noteholders should provide their consent in the Solicitation. This announcement must be read in conjunction with the Consent Solicitation Memorandum. This announcement and the Consent Solicitation Memorandum contain important information which should be read carefully before any decision is made with respect to the Solicitation. If any Noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.

The announcement is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933 (the “Securities Act”) and, accordingly, the announcement has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.